EXHIBIT 13.5

Ipsos ASI
The Advertising Research Specialists

April 19, 2012

To whom it may concern,

CONSENT

This is to confirm that Ipsos ASI, conducted consumer surveys commissioned by SodaStream International Ltd. in the following countries as detailed below:

Country	Date of Survey	Number of Respondents
US	June 2011	2195
US	January 2012	2007

The survey questions included the following questions:

1.	Do you have or have you ever had a home carbonation system or a similar appliance in your household? (refer to the past 5 years)
2.	Which make is/was this home carbonation system?

We hereby give our consent to the use of data from the above surveys in the Annual Report on Form 20-F filed by SodaStream International Ltd. with the United States Securities and Exchange Commission and to the reference in the Annual Report to the name Ipsos ASI in connection therewith.

We further consent to the incorporation by reference of this consent, data from the above surveys and references to our name in connection therewith in the registration statement on Form S-8 (No. 333-170299) of SodaStream International Ltd.

Sincerely,

IPSOS ASI

By:	/s/ Anna M. Frano
Name: Anna M. Frano
Title: Senior Vice President

Ipsos ASI Inc. + Legal mentions if any are mandadoty or customary in the country	301 Merritt 7 CT 06851 Norwalk –USA Phone: +1 203 840 3400 Fax: + 1 203 840 3450 http://www.ipsos.com